Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2018

~ Consolidated Sales Increased 5.0% to $5.55 Billion ~
~ Diluted Earnings per Share of $0.67, Includes $0.52 in Debt Refinancing Costs ~
~ Diluted EPS Increased 21.4%, to $1.19 vs. $0.98, Excluding Current Year Debt
Refinancing Costs and Prior Year Receivable Impairment Charge ~
~ Enterprise Same-Store Sales Increased 1.4% ~
~ Same-Store Sales by Segment: Dollar Tree +4.0%, Family Dollar -1.1% ~

CHESAPEAKE, Va. - May 31, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for its first quarter ended May 5, 2018.
“Our teams worked hard to deliver top-line sales and bottom-line earnings results within our range of guidance, despite headwinds related to increasing freight costs, colder-than-normal spring weather in many parts of the country and an earlier Easter holiday,” stated Gary Philbin, President and Chief Executive Officer. “Our Dollar Tree banner demonstrated its continued momentum in sales, delivering a 4% same-store sales increase with growth in both average ticket and customer traffic. Importantly, our Family Dollar banner delivered positive same-store sales in its consumables business. While weather impacted the discretionary side of our business in the first quarter, we have seen an acceleration in sales with warmer weather in May."
First Quarter Results
Consolidated net sales increased 5.0% to $5.55 billion from $5.29 billion in the prior year’s first quarter. Enterprise same-store sales increased 1.4%. Same-store sales for the Dollar Tree banner increased 4.0% on a constant currency basis (or 4.1% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner decreased 1.1%.
Gross profit increased 4.5% to $1.70 billion in the quarter compared to $1.63 billion in the prior year’s first quarter. As a percent of sales, gross margin decreased to 30.6% compared to 30.8% in the prior year. The 20 basis point decline was driven primarily by higher shrink, distribution and occupancy costs, partially offset by lower markdowns and lower merchandise costs.
Selling, general and administrative expenses were 22.7% of sales compared to 23.4% of sales in the prior year's first quarter. The prior year included a $50.9 million receivable impairment. Excluding the receivable impairment, selling, general and administrative expenses, as a percentage of sales, were 22.5% in the prior year’s quarter. The 20 basis point increase in selling, general and administrative expenses, excluding the receivable impairment, was driven by higher store payroll expenses related to the Company’s reinvestment of a portion of its tax savings, partially offset by lower depreciation and amortization costs as a percentage of sales.
Operating income for the quarter increased to $437.6 million compared with $388.8 million in the same period last year and operating income margin increased to 7.9% in the current quarter from 7.4% of sales in last year’s quarter. The increase is primarily the result of the $50.9 million receivable impairment recorded in the prior year first quarter. Excluding the receivable impairment, operating income margin from the prior year’s quarter was 8.3%.
Net interest expense was $230.0 million in the quarter compared to $74.7 million in the prior year quarter. The increase is due to the prepayment premiums paid in the quarter of $107.8 million and $6.5 million related to the redemption of the 5.75%

Acquisition Notes due 2023 and Term Loan B-2, respectively. Also, in connection with the Company’s debt refinancing in the quarter, $41.2 million of amortizable non-cash deferred financing costs were accelerated and expensed.
The Company's effective tax rate for the quarter was 22.6% compared to 36.1% in the prior year period. The decrease in rate was due to the Tax Cuts and Jobs Act signed into law on December 22, 2017, which lowered the federal corporate tax rate from 35% to 21% and made numerous other law changes effective January 1, 2018.
Net income compared to the prior year's first quarter decreased $40.0 million to $160.5 million and GAAP diluted earnings per share was $0.67 compared to $0.85 in the prior year’s quarter. Excluding debt refinancing costs in the current year quarter and the receivable impairment from the prior year’s quarter, diluted earnings per share improved 21.4% to an adjusted $1.19 compared to an adjusted $0.98 from the prior year quarter.
During the quarter, the Company opened 130 stores, expanded or relocated 26 stores, and closed 5 stores. Retail selling square footage at quarter-end was approximately 117.6 million square feet.
Company Outlook
The Company estimates consolidated net sales for the second quarter of 2018 to range from $5.47 billion to $5.57 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.07 to $1.16.
Consolidated net sales for full-year fiscal 2018 are now expected to range from $22.73 billion to $23.05 billion compared to the Company’s previously expected range of $22.70 billion to $23.12 billion. This estimate is based on a low single-digit increase in same-store sales and 3.7% square footage growth. The Company now anticipates net income per diluted share for full-year fiscal 2018 will range between $4.80 and $5.10 compared to the Company’s previously expected range of $5.25 to $5.60.
The updated annual guidance range includes the following factors:

•	$0.52 per share of one-time costs associated with the Company’s first quarter debt refinancing,

•	$0.13 per share of benefit related to expected interest expense savings from its refinancing,

•	$0.04 per share of benefit for an expected reduction in second quarter corporate tax rate, and

•	$0.09 per share of expected costs from continued pressure related to freight and shrink expense.

Philbin added, "We are pleased with the acceleration in sales we have seen in the first several weeks of our second quarter. Both our Dollar Tree and Family Dollar banners are focused on meeting customer needs through delivering great values and convenience every day. I believe we are well-positioned to deliver increased value to long-term shareholders by continuing to grow and improve our businesses."
Conference Call Information

On Thursday, May 31, 2018, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 877-260-4179. A recorded version of the call will be available until midnight Wednesday, June 6, 2018, and may be accessed by dialing 888-203-1112. The access code is 6703228. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, June 6, 2018.

Dollar Tree, a Fortune 200 Company, operated 14,957 stores across 48 states and five Canadian provinces as of May 5, 2018. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second quarter 2018 and full-year 2018 net sales, same-store sales, diluted earnings per share, square footage growth, freight and shrink expense, interest expense savings, the impact of the Tax Cuts and Jobs Act, the benefits, results, and effects of the merger with Family Dollar, including integration plans and synergies, and future financial and operating results and shareholder value, the combined company’s plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K/A filed March 26, 2018 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 5, 2018	April 29, 2017

Net sales	$5,553.7	$5,287.1

Cost of sales	3,854.1	3,660.0

Gross profit	1,699.6	1,627.1
	30.6%	30.8%

Selling, general & administrative expenses, excluding Receivable impairment	1,262.0	1,187.4
	22.7%	22.5%

Receivable impairment	—	50.9
	—%	1.0%

Selling, general & administrative expenses	1,262.0	1,238.3
	22.7%	23.4%

Operating income	437.6	388.8
	7.9%	7.4%

Interest expense, net	230.0	74.7
Other expense, net	0.2	0.3

Income before income taxes	207.4	313.8
	3.7%	5.9%

Income tax expense	46.9	113.3
Income tax rate	22.6%	36.1%

Net income	$160.5	$200.5
	2.9%	3.8%

Net earnings per share:
Basic	$0.68	$0.85
Weighted average number of shares	237.5	236.3

Diluted	$0.67	$0.85
Weighted average number of shares	238.5	237.3

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expense outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

In the first quarter of 2018, the Company entered into a new Credit Agreement that provided a $1,250.0 million revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1,000.0 million of 3.7% Senior Notes due 2023, $1,000.0 million of 4.0% Senior Notes due 2025 and $1,250.0 million of Senior Notes due 2028. In connection with entry into the new Credit Agreement, the Company terminated the existing Credit Agreement and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2 Loans. In connection with the offering of the new Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the old Credit Agreement and the payment of Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expense of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of Term Loan A-1 and Term Loan B-2 was approximately $3.3 million.

In the first quarter of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $50.9 million was not recoverable and recorded an impairment charge to write down the receivable to zero.

Reconciliation of Adjusted Net Income:	13 Weeks Ended
	May 5, 2018	April 29, 2017
Net income (GAAP)	$160.5	$200.5
SG&A adjustment:
Receivable impairment	—	50.9
Interest expense adjustment:
Redemption premium on 2023 Senior Notes	107.8	—
Redemption premium on Term Loan B-2	6.5	—
Deferred financing costs acceleration and non-capitalizable transaction costs	41.6	—
Interest expense new Senior Notes	7.9	—
Interest expense foregone on redemption of Term Loan A-1 and Term Loan B-2	(3.3)	—

Provision for income taxes on adjustment	(36.9)	(19.3)
Adjusted Net income (Non-GAAP)	$284.1	$232.1

Reconciliation of Adjusted EPS:	13 Weeks Ended
	May 5, 2018	April 29, 2017
Diluted earnings per share (GAAP)	$0.67	$0.85
Adjustment, net of tax	0.52	0.13
Adjusted EPS (Non-GAAP)	$1.19	$0.98

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income:	13 Weeks Ended
	May 5, 2018	April 29, 2017
Operating income (GAAP)	$437.6	$388.8
SG&A adjustment:
Receivable impairment	—	50.9
Adjusted Operating income (Non-GAAP)	$437.6	$439.7

Reconciliation of Adjusted Operating Income - Family Dollar segment:	13 Weeks Ended
	May 5, 2018	April 29, 2017
Operating income (GAAP)	$107.4	$73.4
SG&A adjustment:
Receivable impairment	—	50.9
Adjusted Operating income (Non-GAAP)	$107.4	$124.3

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended
	May 5, 2018		April 29, 2017
Net sales:
Dollar Tree	$2,784.5		$2,571.7
Family Dollar	2,769.2		2,715.4
Total net sales	$5,553.7		$5,287.1

Gross profit:
Dollar Tree	$960.8	34.5%	$896.6	34.9%
Family Dollar	738.8	26.7%	730.5	26.9%
Total gross profit	$1,699.6	30.6%	$1,627.1	30.8%

Operating income:
Dollar Tree	$330.2	11.9%	$315.4	12.3%
Family Dollar	107.4	3.9%	73.4	2.7%
Total operating income	$437.6	7.9%	$388.8	7.4%

	13 Weeks Ended
	May 5, 2018			April 29, 2017
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,650	8,185	14,835	6,360	7,974	14,334
New	68	62	130	89	75	164
Rebanner (a)	—	(3)	(3)	—	—	—
Closings	(2)	(3)	(5)	(5)	(11)	(16)
Ending	6,716	8,241	14,957	6,444	8,038	14,482
Selling Square Footage (in millions)	57.9	59.7	117.6	55.5	58.2	113.7
Growth Rate (Square Footage)	4.3%	2.6%	3.4%	6.5%	1.2%	3.7%

(a) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 5,	February 3,	April 29,
	2018	2018	2017

Cash and cash equivalents	$475.2	$1,097.8	$1,154.9
Short-term investments	—	—	4.0
Merchandise inventories, net	3,248.2	3,169.3	2,878.4
Other current assets	318.6	309.2	240.8
Total current assets	4,042.0	4,576.3	4,278.1

Property, plant and equipment, net	3,249.7	3,200.7	3,093.9
Assets available for sale	8.0	8.0	10.6
Goodwill	5,024.2	5,025.2	5,022.4
Favorable lease rights, net	354.9	375.3	443.4
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	4.7	4.8	5.0
Other assets	43.6	42.5	41.3

Total assets	$15,827.1	$16,332.8	$15,994.7

Current portion of long-term debt	$—	$915.9	$165.9
Accounts payable	1,181.5	1,174.8	1,223.9
Income taxes payable	81.7	31.5	221.3
Other current liabilities	654.0	736.9	629.5
Total current liabilities	1,917.2	2,859.1	2,240.6

Long-term debt, net, excluding current portion	5,040.1	4,762.1	6,131.7
Unfavorable lease rights, net	94.5	100.0	117.6
Deferred tax liabilities, net	976.2	985.2	1,433.6
Income taxes payable, long-term	42.5	43.8	71.8
Other liabilities	400.9	400.3	390.4

Total liabilities	8,471.4	9,150.5	10,385.7

Shareholders' equity	7,355.7	7,182.3	5,609.0

Total liabilities and shareholders' equity	$15,827.1	$16,332.8	$15,994.7

The February 3, 2018 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 5,	April 29,
	2018	2017

Cash flows from operating activities:
Net income	$160.5	$200.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151.5	153.9
Provision for deferred taxes	(9.0)	(23.0)
Amortization of debt discount and debt-issuance costs	49.7	3.6
Receivable impairment	—	50.9
Other non-cash adjustments to net income	33.6	32.9
Loss on debt extinguishment	114.7	—
Changes in operating assets and liabilities	(113.4)	11.9
Total adjustments	227.1	230.2
Net cash provided by operating activities	387.6	430.7

Cash flows from investing activities:
Capital expenditures	(180.9)	(110.3)
Proceeds from (payments for) fixed asset disposition	(0.2)	2.2
Net cash used in investing activities	(181.1)	(108.1)

Cash flows from financing activities:
Principal payments for long-term debt	(5,432.7)	(27.8)
Proceeds from long-term debt, net of discount	4,775.8	—
Debt-issuance and debt extinguishment costs	(155.3)	—
Repayments of revolving credit facility	(50.0)	—
Proceeds from revolving credit facility	50.0	—
Proceeds from stock issued pursuant to stock-based compensation plans	4.6	11.8
Cash paid for taxes on exercises/vesting of stock-based compensation	(21.2)	(17.6)
Net cash used in financing activities	(828.8)	(33.6)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.5)
Net increase (decrease) in cash and cash equivalents	(622.6)	288.5
Cash and cash equivalents at beginning of period	1,097.8	866.4
Cash and cash equivalents at end of period	$475.2	$1,154.9